Exhibit 23 - Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-69028, 333-98083, 333-111887 and 333-111888, and Form S-3 No. 333-25357) pertaining to various stock option and incentive plans of Spartan Motors, Inc. of our report dated May 2, 2005, with respect to Spartan Motors Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Spartan Motors, Inc. and subsidiaries, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
May 2, 2005